                                                                 EXHIBIT (A)(10)

FOR MORE INFORMATION, CONTACT:

     Ben Deutsch
     The Coca-Cola Company
     404-676-2683

                  THE COCA-COLA COMPANY LAUNCHES TENDER OFFER
                               FOR ODWALLA, INC.

     ATLANTA (November 6, 2001)--The Coca-Cola Company (NYSE: KO) today announced that its wholly owned subsidiary has commenced a previously announced tender offer for all the outstanding shares of common stock of Odwalla, Inc. at $15.25 per share, net to the seller, in cash. The tender offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 29, 2001. The tender offer will expire at 12:00 midnight, San Francisco time, on Thursday, December 6, 2001, unless extended. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of shares which equals at least 90.1% of the outstanding shares of Odwalla on a fully diluted basis. If more than 50% of the outstanding shares but fewer than 90.1% of the outstanding shares on a fully diluted basis are tendered, The Coca-Cola Company may, under certain circumstances, reduce the number of shares subject to the offer to 49.9% of the outstanding shares and subsequently pursue a merger with Odwalla. The offer is also subject to the receipt of customary regulatory approvals and the satisfaction or waiver of other customary closing conditions. EquiServe Trust Company, N.A. is the Depositary for the tender offer, Morgan Stanley is the Dealer Manager and Innisfree M&A Incorporated is the Information Agent.

                            ------------------------

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Odwalla, Inc. The Coca-Cola Company is filing a tender offer statement today with the Securities and Exchange Commission (SEC) and Odwalla is filing a solicitation/recommendation statement with respect to the offer. Odwalla shareholders are advised to read the tender offer statement regarding the acquisition of Odwalla referenced in this press release, and the related solicitation/recommendation statement. The tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of Odwalla at no expense to them. These documents will also be available at no charge on the SEC's web site at www.sec.gov.

ABOUT ODWALLA

     Odwalla, Inc., the nation's leading branded super-premium beverage company, delivers nourishment coast to coast with the Odwalla and Samantha lines of all-natural juices, smoothies, dairy-free shakes, pure spring water and natural food bars. Its products are sold and distributed in over 5,000 retail locations, including supermarkets, specialty retailers, natural food stores, warehouse outlets, convenience stores, on-line grocers and food service operators through a direct-store-delivery system. Principal shareholders include Bain Capital, Catterton-Simon Partners and U.S. Equity Partners LP, a private equity fund controlled by Wasserstein & Co. To learn more about the Odwalla and Samantha brands, visit www.odwalla.com or www.freshsamantha.com.

ABOUT THE MINUTE MAID COMPANY

     The Minute Maid Company is an operating unit of The Coca-Cola Company, the world's leading marketer of juices and juice drinks. The Company sells products under a number of brands, including Minute

Maid, Simply Orange, Hi-C and Disney Beverages. To learn more about The Minute Maid Company and its products, visit www.minutemaid.com or www.simplyorangejuice.com.

ABOUT THE COCA-COLA COMPANY

     The Coca-Cola Company is the world's largest beverage company and is the leading producer and marketer of soft drinks. Along with Coca-Cola, recognized as the world's best-known brand, the Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite. Through the world's largest distribution system, consumers in nearly 200 countries enjoy the Company's products at a rate of more than 1 billion servings each day. For more information about The Coca-Cola Company, please visit its website at www.coca-cola.com.

This press release contains statements, estimates or projections, not historical in nature, that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from Coca-Cola's or Odwalla's historical experience and their present expectations or projections. These risks include, but are not limited to, their ability to finance expansion plans, share repurchase programs and general operating activities; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; regulatory and legal changes; fluctuations in the cost and availability of raw materials; interest rate and currency fluctuations; changes in economic and political conditions; their ability to penetrate developing and emerging markets; the effectiveness of their advertising and marketing programs; litigation uncertainties; adverse weather conditions; and other risks discussed in Coca-Cola's and Odwalla's filings with the SEC, including their Annual Reports on Form 10-K, which filings are available from the SEC. Neither Coca-Cola nor Odwalla undertakes any obligation to publicly update or revise any forward-looking statements.